Exhibit 4.24
VisionChina Loan Agreement

RMB LOAN AGREEMENT (MID/LONG-TERM)
2009 Zhen Zhong Yin Si Jie Zi No. 60691
Borrower: VisionChina Media Group Inc.
Business License No.: 4403011102944491
Legal Representative/Person-in-Charge: Li Limin
Domicile: Ground Floor, Unit 7, Xiangsheli Garden, Nongyuan Road, Futian District
Postcode: 518000
Bank and Account No.:
Tel: 88318628
Fax: 88318628
Lender: Bank of China Shenzhen Branch
Legal Representative/Person-in-Charge: Wang Shaojun
Domicile: International Finance Building, 2022 Jianshe Road, Luohu District
Postcode: 518000
Tel: 22332208
Fax: 86331415
          Through negotiations on an equal footing the borrower and the lender mutually agree on and hereby enter into this Agreement in respect of the extension by the lender to the borrower of a mid/long-term RMB loan facility.
          Article 1 Amount
          The amount of the loan shall be RMB Four Hundred Million (400,000,000).
          (foreign exchange clause crossed out; not applicable)
          Article 2 Term
          The term of the loan shall be 24 months, beginning as from the date of actual drawdown, or, in the case of multiple drawdowns, from the date of first actual drawdown.
          The borrower shall draw down the funds strictly in accordance with the agreed drawdown schedule. If the actual drawdown date occurs later than the agreed drawdown time, the borrower shall remain obligated to repay the loan in accordance with the repayment schedule set out herein.
          Article 3 Purpose
          The purpose of the loan shall be to meet working capital revolving needs.

          Without written consent of the lender, the borrower may not alter the purpose of the loan and shall refrain from using it for other ends, including without limitation, investment in shares and other securities; projects access to which is prohibited by any law, regulation, regulatory rule or state policy or which have not been lawfully approved; or projects or purposes in respect of which provision of bank loans is prohibited.
          Article 4 Interest Rate and Interest Calculation and Settlement
          4.1 Interest Rate
          The interest rate of the loan shall be a floating rate, reset at every 12 months from the date of actual drawdown (in the case of multiple drawdowns, from the date of first actual drawdown). The reset date shall be the anniversary date of the actual drawdown date falling in the reset month, or, in the absence of such an anniversary date, the last day of the rate reset month.
          The initial interest rate for each drawdown shall be the baseline interest rate for 1 Year to 3-Year loans published by the People’s Bank of China on the date of actual drawdown minus 10%.
          4.2 Interest Calculation
          Interest shall accrue as from the date of actual drawdown by the borrower with reference to the actual drawdown amount and the days of fund utilisation, using the formula below:
          Interest = Principal X Actual Days Elapsed X Daily Interest Rate
          The daily interest rate shall be calculated on a 360-day year basis with the formula “Daily Interest Rate = Annual Interest Rate/360”.
          4.3 Interest Settlement Modality
          The borrower shall settle interest on a monthly basis, with the 20th day of each month being the interest settlement day and the 21st day of each month being the interest payment day.
          If the settlement date for the final portion of the loan principal does not fall on an interest payment date, then the interest payment date shall be treated as the settlement date and the borrower shall settle in full all interest payable by it on such interest payment date.
          4.4 Penalty Interest
          4.4.1 If the borrower fails to repay the loan in accordance with the schedule agreed herein, a loan default interest calculated at the default interest rate shall accrue in respect of such defaulted portion from the date of default to the date of full payment of the relevant principal and interest. The default interest rate shall be the loan interest rate set out in Article 4.1 above plus 50%.
          4.4.2 If the borrower fails to use the fund in accordance with the purpose provided herein, a loan diversion penalty interest calculated at the loan diversion penalty rate shall accrue in respect of such diverted portion from the date of diversion to the date of full payment of the relevant principal and interest. The loan diversion penalty rate shall be the loan interest rate set out in Article 4.1 above plus 100%.
          4.4.3 Loan funds which have been both defaulted and diverted shall be charged an interest calculated at the loan diversion penalty rate.
          4.4.4 In respect of any interest defaulted by the borrower, subject to the interest settlement modality in Article 4.3, a compound interest to accrue at the loan interest rate set out in Article 4.1 shall be charged during the term of the loan and a compound interest to accrue at the default interest rate set out in this Article 4.4 shall be charged instead once the loan becomes defaulted.
          4.4.5 Where the loan interest rate hereunder is reset as provided herein, calculation of penalty interest and compound interest shall be split into two periods so that the reset interest rate shall apply to such calculation as from the date of such reset.
          Article 5 Drawdown Conditions
          The borrower shall satisfy the following conditions in order to draw down the loan hereunder:
          (1) The Agreement and schedules thereto have become effective;
          (2) The borrower has provided the lender with such security as required by it and the relevant security contract has become effective and has been legally approved, registered or filed;
          (3) The borrower has first provided the lender with such documents, vouchers, seals, name lists and signature samples of the borrower which are pertinent to the entry into and performance of this Agreement and has duly completed relevant documents;
          (4) The borrower has at the request of the lender opened all accounts requisite for the performance of this Agreement;
          (5) 7 business days before drawdown, the borrower has submitted to the lender a written drawdown request together with documents evidencing the purpose of the loan and has completed relevant drawdown procedures;

          (6) The borrower has submitted to the lender resolutions and authorizations of its board of directors or other competent organ(s) approving the entry into and performance of this Agreement;
          (7) Other conditions required by law or agreed by the two parties (crossed out; non applicable).
          Unless otherwise agreed by the lender, failure to satisfy the foregoing drawdown conditions shall entitle the lender to decline the drawdown request of the borrower.
          Article 6 Drawdown Time and Modality
          6.1 The borrower shall draw down the full amount of the loan within 30 days from December 30, 2009.
          6.2 The lender shall be entitled to decline the drawdown request of the borrower in respect of any portion of the loan which remains un-utilised by the end of the time period set out above.
          Article 7 Repayment
          7.1 Unless otherwise agreed by the two parties, the borrower shall repay the loan hereunder in full on the expiry date of the term of the loan.
          If it becomes necessary for the borrower to adjust the above repayment schedule, the borrower shall 30 business days before the expiry date of the relevant loan submit a written request to the lender and any change to the repayment schedule shall be subject to mutual written confirmation of the two parties.
          7.2 Unless otherwise agreed by the two parties, if the borrower defaults on both the principal and interest of the loan, the lender shall have the power to decide the order in which such principal and interest shall be met. In the case of installment repayment, if there exist at the same time payable loan installments and defaulted loan funds, the lender shall have the power to decide the order in which such loans shall be met by a relevant repayment. If there are several matured loans under several contracts between the lender and the borrower, the lender shall have the power to decide the order in which such contracts shall be met by each repayment.
          7.3 Unless otherwise agreed by the two parties, the borrower may prepay the loan by a 30 business days notice to the lender, provided that any prepayment shall first be applied towards meeting the last maturing loan funds, namely, in the reverse order of repayment.
          7.4 The borrower shall no later than 7 business days before the maturity of each principal and interest payment deposit into the following repayment account adequate funds with which it shall become ready for effecting repayment and the lender shall have the right to deduct such funds from such account on each principal and interest maturity date:

          Repayment Account Name: VisionChina Media Inc.
          Account No.: 812508962808091001
          Article 8 Security
          8.1 The security for the indebtedness hereunder shall be a joint and several guarantee provided by Shenzhen VisionChina Digital Company Limited under the relevant executed security contract (No. 2009 Zhen Zhong Yin Si Bao Zi No 0315).
          8.2 If the borrower or the guarantor becomes the subject of any event which in the opinion of the lender may affect their contract performance ability, or if the security contract becomes void, or is revoked or terminated, or if the financial conditions of the borrower or the guarantor have deteriorated or if they become involved in material suit or arbitration proceedings, or if their contract performance ability is otherwise compromised, or if the guarantor has defaulted under the security contract or any other contract between it and the lender, or if the subject-matter of security has weakened or lost its value as a guarantee as a result of value depreciation, damage, loss or seizure, the lender shall then be entitled to request the borrower to provide, and the borrower shall be obligated to provide, a new security or a new guarantor, etc. to guarantee the indebtedness hereunder.
          Article 9 Insurance
          (Insurance clause is not applicable)
          Article 10 Representations and Warranties
          10.1 The borrower represents as follows:
          (1) It is a lawfully incorporated and legally existing entity, with requisite full civil capacity to enter into and perform this Agreement;
          (2) The entry into and performance of this Agreement is an expression of the genuine intent of the borrower and has received lawful and valid authorizations required by its articles of association or other internal organizational document(s) and does not breach any agreement, contract or other legal document binding on the borrower; and the borrower has received or completed, or will receive or complete, any and all approvals, consents, filings or registrations requisite for the entry into and performance of this Agreement;
          (3) All documents, financial statements, vouchers and other materials furnished by the borrower to the lender hereunder are true, complete, accurate and valid;
          (4) The transaction background described by the borrower to the lender in connection with its loan application with the lender is truthful and lawful and is not related to money-laundering or any other illicit purposes;

          (5) The borrower has not withheld from the lender any circumstance which may affect the financial condition and contract performance ability of the borrower and the guarantor; and
          (6) Other representations (Crossed out; not applicable).
          10.2 The borrower warrants as follows:
          (1) It will at the request of the lender regularly or timely furnish to the lender its financial statements (including without limitation annual statements, quarterly statements and monthly statements) and other related materials;
          (2) Where the borrower has entered into or will enter into any counter security agreement or similar agreement with the guarantor hereunder in respect of the guarantee obligations of such guarantor, such agreement will not prejudice any rights of the lender under this Agreement;
          (3) It will accept the credit review and monitoring of the lender and will provide adequate assistance and cooperation;
          (4) It will timely notify the lender of any circumstance which may affect its or the guarantor’s financial condition and contract performance ability, including without limitation the undertaking of any division, merger, joint operation, equity or cooperative joint venture with foreign investors, operation under a contracting scheme, restructuring, reorganization, proposed IPO or other change of business operation; reduction of registered capital or transfer of material assets or equity; assumption of material indebtedness or creation of any new material indebtedness on any security, or seizure of any security; dissolution, revocation, or voluntary or involuntary bankruptcy; or involvement in any material suit or arbitration proceedings; or appearance of difficulties in business operation or the worsening of financial conditions; or any default by the borrower under other contracts. If the undertaking by the borrower of any of the foregoing will have an adverse effect on the repayment ability of the borrower, the borrower shall obtain prior consent of the lender;
          (5) The borrower’s debts to the lender shall have precedence over its debts to its shareholders and such debts to the lender shall be treated at least pari passu with indebtedness of the same nature owned by the borrower to other creditors;
          (6) The borrower will not distribute any dividend or bonus to any shareholder in any form if the after-tax net profit of a relevant fiscal year is zero or negative, or if the after-tax profit is not sufficient to cover the cumulative losses of previous fiscal years, or if the pre-tax profits have not yet been applied towards payment of the principal, interest and fee payable by the borrower in that fiscal year, or if the pre-tax profits are not sufficient to cover the principal, interest and fee of the next period;
          (7) The borrower may not dispose of its assets in such manner as may reduce its repayment ability and the borrower warrants that the aggregate amount of the securities provided by it to third parties will not be greater than 10 times its net assets and that neither the aggregate amount nor the individual amount of such securities shall exceed the limits set out in its articles of association;
          (8) Other warranties (Crossed out; not applicable).

Article 11	Disclosure of Intragroup Related Party Transactions of the Borrower
          The borrower is a group client designated as such in accordance with the Risk Management Guidelines for Commercial Banks in relation to the Group Client Facility Grant Business (“Guidelines”). The borrower shall timely notify the lender of the circumstances surrounding related party transactions representing 10% or above of its net assets, including the related-party relationship of the relevant parties to the transactions, the transaction project and nature thereof, the amount of the transaction and any proportion thereof, and pricing policy (including transactions involving no amount of funds or which involve only a symbolic amount of funds).
          The lender shall be entitled to unilaterally take the decision of ceasing disbursement of any un-utilized loan and requesting early recovery of part or all of the loan principal and interest if the borrower dishonestly obtains funds or facility from the bank by discounting or pledging bills receivable and accounts receivable and similar claims which are backed up by false contracts with related parties rather than by actual trade transactions, or if the borrower becomes the subject of any material merger, acquisition or restructuring and similar circumstances which in the opinion of the lender may affect the safety of the loan, or if the borrower by way of related party transactions willfully escapes and frustrates the claims of the bank, or if the borrower is guilty of other circumstances set out in Article 18 of the Guidelines.
          Article 12 Event of Default and Action upon Event of Default
          Any of the following events shall constitute or be deemed an event of default of the borrower under this Agreement:
(1)	The borrower fails to perform its payment and settlement obligations to the lender in accordance with this Agreement;

(2)	The borrower fails to apply the loan funds obtained hereunder towards the purpose stipulated herein;

(3)	Any representation made by the borrower hereunder is untrue, or the borrower breaches any covenant made by it hereunder;

(4)	Any event under Article 10.2 (4) occurs which in the opinion of the lender may affect the financial condition and contract performance ability of the borrower,

and the borrower fails to provide a new security or replace the guarantor in accordance with the provisions hereof;

(5)	The borrower breaches any other provision hereof regarding the rights and obligations of the parties;

(6)	An event of default occurs under any other contract between the borrower and the lender or any other entity under Bank of China;

(7)	The guarantor breaches the provisions of the guarantee contract or an event of default on its part occurs under any other contract between it and the lender or any other entity under Bank of China;

(8)	The borrower stops its business operation or is subject to dissolution, revocation or bankruptcy;

(9)	The construction progress of the relevant project is seriously behind schedule or the construction expenditures of the relevant project exceeds the budgeted percentages acceptable to the lender (optional clause);

(10)	The construction quality of the relevant project does not conform to state or industry standards (optional clause).
Upon occurrence of any event of default set forth above, the lender shall be entitled to take one or more of the following actions depending on the specific situation:
(i)	request the borrower and the guarantor to cure their breach(es) within a set time limit;

(ii)	reduce, suspend or terminate (in whole or in part) the credit line granted to the borrower;

(iii)	suspend or terminate (in whole or in part) the handling of the drawdown requests and other business applications of the borrower under this Agreement and any other contract between the borrower and the lender; and suspend or terminate (in whole or in part) the releasing or handling of any unreleased loan or any trade financing that has not been handled yet;

(iv)	declare the principal and interest and any other sum payable of the outstanding loan/trade financing of the borrower under this Agreement and any other contract between the borrower and the lender to be immediately due in whole or in part;

(v)	terminate or discharge this Agreement, and terminate or discharge in whole or in part any other contract between the borrower and the lender;

(vi)	request the borrower to indemnify the losses suffered by the lender as a result of the borrower’s breaches;

(vii)	with notice (whether a prior notice or not), deduct any amount from the account(s) opened by the borrower with the lender and any other entity under Bank of China to service the debt of the borrower payable to the lender hereunder in whole or in part and any funds not yet payable in such account(s) shall be deemed due and payable. In the event of any difference between the currency of such account(s) and the business currency of the lender, the quoted settlement exchange rate applicable to the lender at the time of such deduction shall be used for conversion;

(viii)	exercise its guarantee claims in rem;

(ix)	demand the guarantor to fulfill its guarantee obligations; and

(x)	take other measures as deemed necessary and appropriate by the lender.
Article 13 No Waiver
     Any failure by either party to exercise its rights hereunder in whole or in part, or to request the other party to perform or assume its obligations or liabilities hereunder in whole or in part, shall not constitute its waiver of such rights or exemption of such obligations or liabilities.
     Any tolerance, extension, or delay granted by either party to the other party in connection with the exercise of the rights hereunder shall neither affect any of its rights under this Agreement, laws and regulations, nor be deemed to be its waiver of such rights.
          Article 14 Amendment, Modification and Termination
     Any amendment or modification to this Agreement shall be made in writing by the parties through consultation, and shall form an integral part of this Agreement.
     Unless otherwise provided under the laws or regulations or agreed by the parties, this Agreement shall not be terminated prior to the performance of the rights and obligations hereunder in whole.
     Unless otherwise provided under the laws or regulations or agreed by the parties, any invalidity of any provision hereof shall not affect the legal validity of any other provision.
          Article 15 Governing Law and Dispute Resolution
     This Agreement shall be governed by the laws of the People’s Republic of China.
     Any dispute or controversy arising out of or in connection with the entry into or performance of this Agreement upon effectiveness of this Agreement may be settled by the parties through consultation. If no settlement can be reached through consultation, either of the parties may bring a proceeding before the People’s Court of the domicile of the lender or another entity under Bank of China which exercises relevant rights and performs relevant obligations in accordance with this Agreement or a separate agreement.
     During the period of dispute resolution, if such dispute has no effect on the performance of any other provision hereof, such other provision shall continue to be implemented.
Article 16 Expenses
     Unless otherwise provided under law or agreed by the parties, the expenses incurred in connection with the formulation, performance and dispute resolution of this Agreement (including without limitation attorney’s fees) shall be borne by the borrower.
Article 17 Exhibits
The exhibit hereto (Drawdown Request Form) and any other exhibit confirmed as such by the parties shall constitute an integral part of this Agreement and shall have the same legal validity as this Agreement.
Article 18 Miscellaneous
(1)	The borrower shall not transfer any right or obligation hereunder to any third party without the written consent of the lender.

(2)	The borrower agrees that the lender may, based on its business requirements, either delegate any other entity under Bank of China to exercise the rights and perform the obligations hereunder or have such other entity assume and manage the lending business hereunder. The entity under Bank of China so delegated by the lender or so assuming the lending business hereunder shall have the right to exercise all rights hereunder as well as the right to bring, in the name of such entity, a proceeding before the court or an arbitration authority or a request for enforcement with respect to any dispute hereunder.

(3)	Without prejudice to any other provision hereof, this Agreement shall be legally binding on the parties and their respective permitted successors and assigns under law.

(4)	Unless otherwise provided herein, the domicile set forth herein as designated by the parties shall be the communication and contact address. Each party undertakes that it will timely notify the other party in writing of any change in the communication and contact address.

(5)	The transaction under this Agreement is being conducted on an arms-length basis. If, in virtue of applicable laws, regulations or regulatory requirements, any other party to the transaction constitutes a related party or related person of the lender, the parties involved shall not seek to bear on the fairness of such transaction by exploiting such related party relationship.

(6)	The headings and business names hereof are for references only, and shall not be used to interpret the content of the terms or the rights and obligations of the parties.
Article 19 Contract Effectiveness
     This Agreement shall come into effect on the date on which it has been executed by the legal representatives, responsible persons or authorized signatories of the parties with affixation of corporate seals.
     This Agreement is made in four (4) copies, with the borrower and the guarantor each holding one (1) copy and the lender holding two (2) copies. Each copy is of equal legal validity.

Borrower:	Lender :

VisionChina Media Group Inc.	Bank of China Shenzhen Branch

Authorized Signatory:	Authorized Signatory:

Date: December 3, 2009	Date: December 3, 2009